                                                                  EXHIBIT 99.2.1


                       [F & H RESTAURANT CORP. LETTERHEAD]

================================================================================


February 28, 2002





Franchise Services Company, LLC
2424 N. Woodlawn
Wichita, Kansas

RE:  Bookkeeping Services Agreement / March 1,1999 to February 28, 2002

Gentlemen:

The parties to the Bookkeeping Services Agreement referenced above mutually agree to extend the term of the agreement for three years at the expiration of the current term on February 28, 2002, under the same terms and conditions. THE EXTENDED TERM SHALL COMMENCE ON MARCH 1, 2002 AND EXTEND THROUGH FEBRUARY 28, 2005.

F & H Restaurant Corp.


By: /s/ James K. Zielke
    -------------------------------------
    James K. Zielke, Secretary


Franchise Services Company, LLC


By: /s/ Dale Hoyer
    -------------------------------------
    Dale Hoyer, President